Exhibit 99

Contact:	Mark Hord ViewPoint Financial Group 972-578-5000, Ext. 7440
FOR IMMEDIATE RELEASE
February 11, 2008

ViewPoint Financial Group Reports
Full Year and Fourth Quarter 2007 Earnings
PLANO, Texas, February 11, 2008 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and twelve month periods ended December 31, 2007. Detailed results of the year will be available in the Company’s Annual Report on Form 10-K, which will be filed in March and posted on our website, http://viewpointbank.com. Highlights for this year include:
•	$0.20 earnings per share
•	Total assets of $1.66 billion, an increase of 8.4% from December 31, 2006
•	Total deposits of $1.30 billion, an increase of 5.1% from December 31, 2006
•	Declared quarterly dividends of $0.20 cents per share in 2007 and announced quarterly dividend of $.06 cents per share, a one cent increase over the dividend paid in previous quarters, payable on February 19, 2008, to shareholders of record on February 5, 2008
•	Acquired the assets of Bankers Financial Mortgage Group (“BFMG”) in September 2007, which resulted in the addition of $15.0 million of mortgage loans to our portfolio and the sale of $55.2 million of mortgage loans to outside investors from September through December 2007
•	Full year earnings before income tax expense (benefit) increased 27.4% compared to 2006
•	Asset quality remains strong with lower net charge-offs and decreased loan delinquency compared to 2006
“ViewPoint Financial Group is pleased to report that, despite serious credit problems in the nationwide financial sector, we have strong asset quality and have had no write-downs due to subprime lending,” said Gary Base, President and Chief Executive Officer of ViewPoint Financial Group. “Our investment portfolio consists primarily of government-sponsored securities that currently have a market value in excess of amortized cost. Our Dallas/Fort Worth market area, and Texas as a whole, has experienced minimal real estate market value declines and a strong job market.”

Exhibit 99
Results of Operations for the Year Ended December 31, 2007
Income before tax expense (benefit) for the year ended December 31, 2007, was $7.8 million, an increase of $1.7 million, or 27.4%, from $6.1 million for the year ended December 31, 2006. The increase in income before tax expense (benefit) primarily resulted from higher net interest and noninterest income. Net income for the year ended December 31, 2007, was $5.1 million as compared to $9.7 million for the year ended December 31, 2006. An end of period net income tax benefit of $3.6 million due to our change in tax status on January 1, 2006, contributed to the higher net income in 2006.
Net income for the year ended December 31, 2007, included share-based compensation expense of $1.1 million from the Equity Incentive Plan adopted in May 2007 and a litigation liability of $446,000 recorded in connection with separate settlements between Visa, Inc. (“Visa”) with American Express, Discover, and other interchange litigations. The Company was not named as a defendant in these lawsuits; however, in accordance with Visa by-laws, the Company may be required to share in certain losses as a member of Visa. The Company realized no similar Visa-related expenses in the year ended December 31, 2006. Conversely, net income for the year ended December 31, 2006, included an income tax benefit due to the Company’s change in tax status, but realized no such benefit for the year ended December 31, 2007. Excluding these items, non-GAAP net income for the year ended December 31, 2007, was $6.1 million, an increase of $2.5 million, or 69.9%, over the same period last year. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables attached to this press release.

Exhibit 99
Interest income increased by $11.3 million, or 15.6%, as increased investment balances and higher rates contributed to a $14.0 million increase in investment interest income, increasing our yield on earning assets to 5.62% from 5.28%. Noninterest income increased by $2.7 million, or 11.4%, primarily due to increased overdraft protection fees and account service charges.
These amounts were offset by an increase in interest expense of $9.7 million, or 31.0%, which was primarily due to an increase of $8.2 million in interest paid on deposits. Our weighted average rate paid on interest-bearing liabilities was 3.51% for the year ended December 31, 2007, compared to 2.86% for 2006. Noninterest expense increased by $1.9 million, or 3.3%, due to the Visa litigation liability, higher outside professional services expense caused by increased supervision, audit and compliance fees and share-based compensation expense.
The Company’s net interest rate spread declined from 2.42% for the year ended December 31, 2006, to 2.11% for the year ended December 31, 2007, as a result of the increase in the cost of funds. Average total interest-earning assets increased by 8.6%, while average total interest-bearing liabilities increased by 6.5%. Although the net interest rate spread decreased, the increase in average interest-earning assets caused the net interest margin to decline by only 13 basis points to 2.87% compared to 3.00% for the prior year.
Asset quality remains strong, as loans delinquent 30-89 days have decreased from $6.4 million at December 31, 2006, to $5.5 million at December 31, 2007. Our non-performing loans have remained relatively constant during the period despite fluctuations in the credit market, with our non-performing loans to total loans ratio ending at 0.38% at December 31, 2007, compared to 0.35% at December 31, 2006. Net charge-offs have also declined, decreasing $145,000 from $3.8 million for the year ended December 31, 2006, to $3.6 million for the year ended December 31, 2007. The Bank currently has negligible exposure to subprime mortgage lending. Residential foreclosure activity remains minimal with three foreclosed real estate properties with an estimated total value of $615,000 at December 31, 2007, compared to two foreclosed real estate properties with an estimated total value of $460,000 at December 31, 2006.
Results of Operations for the Quarter Ended December 31, 2007
Net income for the quarter was $1.1 million, compared to $1.9 million for the same period in 2006. The decrease in earnings for the quarter ended December 31, 2007, from the same period in the prior year primarily resulted from higher noninterest expense that included share-based compensation expense and the Visa litigation liability without corresponding transactions in 2006. Excluding these items, non-GAAP net income for the quarter ended December 31, 2007, was $1.6 million, compared to net income of $1.9 million for the same period in 2006. The following graph depicts the effect of non-GAAP expense items. A reconciliation of these non-GAAP expense items to GAAP net income can be found in the tables attached to this press release.

Exhibit 99
Interest income increased by $2.0 million, or 10.2%, to $21.6 million for the fourth quarter of 2007 compared to $19.6 million for the same period in 2006. The increase in interest income was primarily related to a higher balance in our government-sponsored investment portfolio, which led to a $3.3 million, or 84.6%, increase in investment income. This increase in interest income was offset by higher interest expense, which was $11.0 million for the quarter, an increase of $2.3 million, or 26.6%, from the same period in 2006. The rise in interest expense was attributable to increased balances of time accounts and Federal Home Loan Bank advances, which are used to mitigate interest rate risk. Certificates of deposit have increased by $150.6 million, or 49.2%, from this time last year, while Federal Home Loan Bank advances have increased by $72.7 million, or 130.4%.
Noninterest income was $7.6 million for the quarter, an increase of $1.4 million, or 21.9%, from the prior period due to higher gains on sale of loans and income on bank-owned life insurance policies purchased in 2007. Noninterest expense was $15.8 million for the quarter, an increase of $2.3 million, or 17.3%, from the 2006 same period. The increase in noninterest expense was partially due to implementation of the Equity Incentive Plan in 2007, the Visa litigation liability and higher salaries in connection with our acquisition of BFMG in September 2007.

Exhibit 99
Financial Condition as of December 31, 2007
Total assets increased by $128.4 million, or 8.4%, to $1.66 billion at December 31, 2007, from $1.53 billion at December 31, 2006. The increase was primarily a result of growth in investment securities of $227.2 million, which was partially offset by decreases in cash and cash equivalents and net loans of $82.4 million and $46.8 million, respectively.
Our net loan portfolio decreased $46.8 million, or 4.8%, from $968.7 million at December 31, 2006, to $921.8 million at December 31, 2007. This decline has been an ongoing element of our previously announced strategy to transition our loan portfolio away from consumer loans, in particular indirect automobile loans, into one- to four-family and commercial real estate loans and business loans. The decline in loans has slowed from the year ended December 31, 2006, during which our net loan portfolio declined by $106.8 million, or 9.9%. Conforming residential and commercial real estate production has increased in 2007, with our residential and commercial real estate portfolios increasing by $59.8 million and $68.5 million, respectively.
Total deposits increased by $62.7 million, or 5.1%, from $1.23 billion at December 31, 2006, to $1.30 billion at December 31, 2007. Time deposits and interest-bearing demand deposits increased by $150.6 million and $7.2 million, respectively.
Total shareholders’ equity decreased by $11.0 million, or 5.1%, to $203.8 million at December 31, 2007, from $214.8 million at December 31, 2006. The decrease in shareholders’ equity was primarily due to $17.6 million of treasury stock being purchased in 2007 as part of our capital management strategy, and dividends declared of $2.3 million. The decline was partially offset by net income of $5.1 million and $861,000 of unrealized gains on securities available for sale.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in Collin County. ViewPoint Bank operates 28 branches and 9 loan production offices.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Exhibit 99
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this release and factors set forth under Risk Factors in our Form 10-K. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Exhibit 99
VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Condition
(In thousands)

	December 31,
	2007	2006
ASSETS	(unaudited)

Cash and cash equivalents	$73,478	$155,855
Securities available for sale, at fair value	542,875	324,523
Securities held to maturity	20,091	11,271
Loans, net of allowance of $6,165 — December 31, 2007, $6,507 — December 31, 2006	921,822	968,664
Federal Home Loan Bank stock	6,241	3,724
Bank-owned life insurance	26,497	—
Premises and equipment, net	40,862	42,262
Accrued interest receivable and other assets	26,338	23,461

Total Assets	$1,658,204	$1,529,760

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$185,149	$211,301
Interest-bearing demand	76,948	69,711
Savings and money market	578,728	647,706
Time	456,768	306,163

Total deposits	1,297,593	1,234,881
Federal Home Loan Bank advances	128,451	55,762
Other liabilities	28,366	24,339
Total shareholders’ equity	203,794	214,778

Total Liabilities and Shareholders’ Equity	$1,658,204	$1,529,760

Exhibit 99
VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Interest income	$21,580	$19,585	$84,054	$72,726
Interest expense	10,962	8,659	41,121	31,386

Net interest income	10,618	10,926	42,933	41,340
Provision for loan losses	1,085	1,085	3,268	2,565

Net interest income after provision for
loan losses	9,533	9,841	39,665	38,775

Noninterest income	7,649	6,274	26,103	23,434
Noninterest expense	15,765	13,442	57,957	56,080

Income before income tax expense	1,417	2,673	7,811	6,129
Income tax expense (benefit)	365	724	2,744	(3,557)

Net income	$1,052	$1,949	$5,067	$9,686

Basic and diluted earnings per share	$0.04	$0.08	$0.20	$0.08	[1]

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARIES
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net income	$1,052	$1,949	$5,067	$9,686

Share-based compensation expense,
net of tax	292	—	719	—
Visa litigation liability, net of tax	294	—	294	—
Income tax benefit due to change in
tax status	—	—	—	(6,108)

Non-GAAP net income	$1,638	$1,949	$6,080	$3,578

[1]	Stock offering ended on September 29, 2006; therefore, 2006 earnings per share are for September 29, 2006 to December 31, 2006. Earnings per share are computed by dividing net income for the period by the weighted-average number of common shares outstanding for the period, reduced for average unallocated ESOP shares and unvested restricted stock awards.

Exhibit 99
The following table presents market price information and cash dividends paid per share for our common stock since it began trading on the NASDAQ Global Select Market on October 3, 2006:

	Market Price
	High	Low	Dividends Paid
Year ended December 31, 2007	$18.91	$14.80	$0.20
Year ended December 31, 2006	17.45	14.90	—

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:[1]
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.26%	0.51%	0.32%	0.65%
Return on equity (ratio of net income to average equity)	2.04%	3.64%	2.39%	6.76%
Net interest rate spread[2]	2.08%	2.29%	2.11%	2.42%
Net interest margin[3]	2.79%	3.08%	2.87%	3.00%
Noninterest income to operating revenue	26.17%	24.26%	23.70%	24.37%
Operating expenses to average total assets	3.85%	3.54%	3.62%	3.79%
Average interest-earning assets to average interest-bearing liabilities	124.78%	132.18%	127.87%	125.49%
Efficiency ratio[4]	86.30%	78.15%	83.95%	86.58%

Asset Quality Ratios:
Non-performing loans to gross loans	0.38%	0.35%	0.38%	0.35%
Allowance for loan losses to non-performing loans	175.49%	193.03%	175.49%	193.03%
Allowance for loan losses to gross loans	0.66%	0.67%	0.66%	0.67%

Capital Ratios:
Equity to total assets	12.29%	14.04%	12.29%	14.04%
Risk-based capital to risk weighted assets[5]	16.36%	16.34%	16.36%	16.34%
Tier 1 capital to risk weighted assets[5]	15.79%	15.71%	15.79%	15.71%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost on interest-bearing liabilities.

[3]	Net interest margin represents net interest income as a percentage of average interest-earning assets.

[4]	Efficiency ratio is calculated as follows: noninterest expense divided by the sum of net interest income and noninterest income.

[5]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision

Exhibit 99

	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
	2007	2006	2007	2006
Share Data:
Weighted average common shares outstanding	25,431,579	25,788,750	25,746,038	25,788,750
Less: Average unallocated ESOP shares	(827,567)	(922,406)	(862,296)	(922,406)
Average unvested restricted shares	(420,208)	—	(257,176)	—
Average shares	24,183,804	24,866,344	24,626,566	24,866,344
Diluted average shares	24,183,804	24,866,344	24,626,566	24,866,344

Other Data:
Number of branches (including in-storelocations and loan production offices)	37	34	37	34
Number of in-store branches	12	16	12	16